Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES FOURTH QUARTER

NET INCOME INCREASED 63.2% AS REVENUE INCREASED 21.6%

San Francisco, CA – March 23, 2017 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2016.

Fourth Quarter Results

For the three months ended December 31, 2016, medical services revenue increased 21.6% to $5,060,000 compared to medical services revenue of $4,162,000 for the fourth quarter of 2015.

Fourth quarter revenue for the Company's initial proton therapy system installed at The Marjorie and Leonard Williams Center for Proton Therapy at UF Health Cancer Center-Orlando Health in Florida was $903,000.

Revenue for the Company's Gamma Knife operations was $4,056,000 for the fourth quarter of 2016 compared to $4,028,000 for the fourth quarter of 2015, as treatment volume was essentially unchanged versus prior year.

Net income attributable to the Company for the fourth quarter of 2016 increased 63.2% to $452,000, or $0.08 per share. This compares to net income attributable to the Company for the fourth quarter of 2015 of $277,000, or $0.05 per share.

Medical services gross margin for the fourth quarter of 2016 increased to 55.9% of revenue, compared to medical services gross margin of 44.7% of revenue for the fourth quarter of 2015, reflecting the increase in revenue from proton therapy as well as a favorable mix of Gamma Knife procedures.

Operating income increased 98.1% to $1,448,000 for the fourth quarter of 2016 compared to operating income of $731,000 for the same period a year earlier.  Income before income taxes was $1,452,000 for the fourth quarter of 2016 compared to $709,000 for the fourth quarter of 2015. Non-GAAP pre-tax income, net of income attributable to non-controlling interest, was $971,000 for the fourth quarter of 2016.  This compares to non-GAAP pre-tax income, net of income attributable to non-controlling interest, of $383,000 for the fourth quarter of 2015.

Selling and administrative expenses for the fourth quarter of 2016 increased to $891,000, compared to selling and administrative expenses of $792,000 for the fourth quarter of 2015. With the addition of the proton center in Orlando, interest expense increased to $488,000 for the fourth quarter of 2016, compared to interest expense of $339,000 for the fourth quarter of 2015.

Adjusted EBITDA, a non-GAAP financial measure, was $2,877,000 for the fourth quarter of 2016, compared to $2,340,000 for the fourth quarter of 2015. Please refer to the financial statements included with this press release for a reconciliation of GAAP to this non-GAAP financial measure.

Twelve Months Results

For the twelve months ended December 31, 2016, medical services revenue increased 13.0% to $18,700,000 compared to medical services revenue of $16,548,000 for 2015.

Excluding treatments at a customer site whose contract expired at the end of the first quarter of 2015, Gamma Knife volume was essentially unchanged for 2016 compared to 2015. Revenue for the Company's proton therapy system for the April through December 2016 period was $2,149,000.

Net income attributable to the Company for 2016 was $930,000, or $0.17 per share. This compares to a net loss attributable to the Company for 2015 of $1,522,000, or ($0.28) per share. Excluding the loss on early extinguishment of debt of $108,000, net of estimated taxes, non-GAAP net income attributable to the Company for 2016 was $994,000, or $0.18 per share. This compares to non-GAAP net income attributable to the Company for 2015, excluding the loss attributable to an impairment charge, of $618,000, or $0.11 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $10,165,000 for 2016, compared to $8,654,000 for 2015.

Balance Sheet Highlights

At December 31, 2016, cash and cash equivalents was $2,871,000 compared to $2,209,000 at December 31, 2015. Shareholders' equity at December 31, 2016 was $27,173,000, or $4.97 per outstanding share. This compares to shareholders' equity at December 31, 2015 of $25,180,000, or $4.69 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "2016 was an excellent year for AMS. Our first proton center began treating patients in April and, not coincidentally, net income for the year was the highest since 2007. We are excited by the opportunities before us.

"The MEVION S250 proton system we supplied UF Health Cancer Center-Orlando Health continues to deliver outstanding performance. Fourth quarter treatment volume increased to 1,019 fractions, up from 869 fractions performed in the third quarter and 442 fractions performed in the second quarter. We believe there is room for additional growth in treatment volume in 2017.

"Proton treatment accuracy and patient positioning took a significant step forward in January as Orlando Health treated the first patient on its MEVION S250 in conjunction with a mobile, diagnostic computed tomography (CT) scanner. This advanced 3D CT-based technology, integrated with the MEVION S250's proprietary patient positioning system, provides superior, high-resolution images that can be used for both positioning and adaptive treatment. We are proud that the device AMS supplied Orlando Health is the first Mevion system to integrate this functionality.

"Even as we negotiate with several hospitals to develop additional proton centers, we continue to build our Gamma Knife business. In March 2017, we entered into a contract to supply a Gamma Knife® Perfexion™ system to Bryan Medical Center in Lincoln, Nebraska. This new Perfexion system is expected to begin treating patients in the second half of 2017. Later this year we also expect patient treatments to begin on a Gamma Knife located at the Air Force Hospital in Lima, Peru. While we will be losing one of our sites due to the expiration of its contract term in this year's second quarter, AMS continues to lead the way in making the Gamma Knife available to hospitals and their brain tumor, trigeminal neuralgia and vascular malformation patients."

Earnings Conference Call

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time, and mention confirmation number 4460 4047. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by dialing 888-843-7419 and entering 4460 4047# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015, its Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 21, 2016.

Non-GAAP Financial Measure

None of Adjusted EBITDA, non-GAAP pre-tax income, non-GAAP net income attributable to the Company, and non-GAAP net income per share, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income (loss) before income taxes, income from operations, net income attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as the impairment charge related to the Company's equity investment in Mevion and the loss on early extinguishment of debt. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts: American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 23, 2017
Page 4	Fourth Quarter and 2016 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015

Medical services revenue	$5,060,000	$4,162,000	$18,700,000	$16,548,000
Costs of revenue	2,233,000	2,300,000	9,905,000	9,833,000

Gross margin	2,827,000	1,862,000	8,795,000	6,715,000

Selling & administrative expense	891,000	792,000	3,802,000	3,496,000
Interest expense	488,000	339,000	1,707,000	1,239,000

Operating income	1,448,000	731,000	3,286,000	1,980,000

(Loss) on early extinguishment of debt	--	--	(108,000)	--
(Loss) write down of
investment in equity securities	--	(26,000)	--	(2,140,000)
Other income	4,000	4,000	15,000	18,000

Income(loss) before income taxes	1,452,000	709,000	3,193,000	(142,000)
Income tax expense	519,000	106,000	943,000	434,000

Net income(loss)	$933,000	$603,000	$2,250,000	$(576,000)

Less: Net (income) attributable
to non-controlling interest	(481,000)	(326,000)	(1,320,000)	(946,000)

Net income (loss) attributable to
American Shared Hospital Services	$452,000	$277,000	$930,000	$(1,522,000)

Earnings(loss) per common share:
Basic	$0.08	$0.05	$0.17	$(0.28)
Assuming dilution	$0.08	$0.05	$0.17	$(0.28)

	Balance Sheet Data
	December 31,
	2016	2015

Cash and cash equivalents	$2,871,000	$2,209,000
Current assets	$8,388,000	$6,007,000
Investment in equity securities	$579,000	$579,000
Total assets	$60,598,000	$54,114,000

Current liabilities	$8,681,000	$8,698,000
Shareholders' equity	$27,173,000	$25,180,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 23, 2017
Page 5	Fourth Quarter 2016 Financial Results

Selected Financial Data
(unaudited)

Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Net Income (loss)	$452,000	$277,000	$930,000	$(1,522,000)

Plus:
Income Tax Expense	$519,000	$106,000	$943,000	$434,000
Interest Expense	$488,000	$339,000	$1,707,000	$1,239,000
Depreciation and Amortization Expense	$1,364,000	$1,520,000	$6,262,000	$6,139,000
Stock-Based Compensation Expense	$54,000	$72,000	$215,000	$224,000
Loss on write down of
Investment in equity securities	$--	$26,000	$--	$2,140,000
Early Extinguishment of Debt	$--	$--	$108,000	$--

Adjusted EBITDA	$2,877,000	$2,340,000	$10,165,000	$8,654,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 23, 2017
Page 6	Fourth Quarter 2016 Financial Results

Selected Financial Data
(unaudited)

Non-GAAP Pre-tax and Net Income (loss)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015

Income (loss) before income taxes	$1,452,000	$709,000	$3,193,000	$(142,000)

Less: Net (income) attributable
to non-controlling interest	$(481,000)	$(326,000)	$(1,320,000)	$(946,000)

Non-GAAP pre-tax income (loss)	$971,000	$383,000	$1,873,000	$(1,088,000)

Net Income (loss)	$452,000	$277,000	$930,000	$(1,522,000)

Loss on write down of
investment in equity securities	$--	$26,000	$--	$2,140,000

Early extinguishment
of debt, net of estimated tax	$--	$--	$64,000	$--

Non-GAAP Net Income	$452,000	$303,000	$994,000	$618,000

Non-GAAP Net Income Per Share	$0.08	$0.05	$0.18	$0.11